Exhibit 99.1

EXHIBIT (1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (No. 333-121584 and 333-145074) on Form S-8 of Sanofi-Aventis of our report dated June 24, 2009, with respect to the statements of net assets available for benefits of Sanofi Pasteur Inc. 401(k) Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of Sanofi Pasteur Inc. 401(k) Plan.

/s/Fischer Cunnane & Associates Ltd
Fischer Cunnane & Associates Ltd
Certified Public Accountants
West Chester, Pennsylvania
June 24, 2009